Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756 and 333-142757) of our report dated March 27, 2009, on our audit of the financial statements of Martin Yale International GmbH as of December 31, 2008, December 31, 2007 and the related statement of income for each of the three years ended December 31, 2008, which report is included in the Annual Report on Form 10-K.

/s/ FALK & Co GmbH

Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

Heidelberg, Germany
March 27, 2009